Exhibit 99.1

CONTACTS:	Douglas Maffei, PhD, Investors
(650) 522-2739

Marni Kottle, Media
(650) 522-5388

For Immediate Release

JEFFREY A. BLUESTONE JOINS GILEAD SCIENCES’ BOARD OF DIRECTORS

Foster City, Calif., December 8, 2020 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that Jeffrey A. Bluestone, PhD, has been appointed to the company’s Board of Directors.

Dr. Bluestone is the President and Chief Executive Officer of Sonoma Biotherapeutics and the A.W. and Mary Margaret Clausen Distinguished Professor of Metabolism and Endocrinology at the University of California San Francisco. He is an international leader in the field of immunotherapy and has published more than 500 papers over nearly four decades focused on understanding the basic processes that control T-cell activation and immune tolerance in autoimmunity, organ transplantation and cancer. His research has led to the development of multiple immunotherapies, including the first medicine approved by the U.S. Food and Drug Administration (FDA) targeting T-cell co-stimulation to treat autoimmunity and the first FDA-approved checkpoint inhibitor for the treatment of metastatic melanoma. Dr. Bluestone was the founding director of the Immune Tolerance Network, the largest National Institutes of Health-funded multicenter clinical immunology research program, testing novel immunotherapies in transplantation, autoimmunity and asthma/allergy. He recently led the Parker Institute for Cancer Immunotherapy as President and Chief Executive Officer. He served as a member of the Blue Ribbon Panel, appointed by then Vice President Joe Biden, to guide the National Cancer Moonshot Initiative. Dr. Bluestone is a member of the National Academy of Medicine and American Academy of Arts and Sciences, was a recipient of the prestigious Guggenheim Fellowship, and previously served as the Ludwig Professor and Director of the Ben May Institute at the University of Chicago.

“We are very pleased to welcome Jeff Bluestone to our Board of Directors,” said Daniel O’Day, Chairman and Chief Executive Officer of Gilead Sciences. “Jeff is an exceptional scientist and researcher who has had a distinguished career in the field of immunotherapy. His scientific acumen will be a valuable addition to the Gilead Board, as we continue to deliver transformational medicines to patients.”

About Gilead Sciences

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California.

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For more information on Gilead Sciences, please visit the company’s website at www.gilead.com, follow Gilead on Twitter (@GileadSciences) or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264